                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                                     YAHOO! INC.

                             HOME PAGE ACQUISITION CORP.

                                         AND

                                      GEOCITIES

                             Dated as of January 27, 1999














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                                  TABLE OF CONTENTS

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ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1 The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2 Effective Time; Closing . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3 Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.4 Certificate of Incorporation. . . . . . . . . . . . . . . . . . . . . 2
     1.5 Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . 2
     1.6 Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . 3
     1.7 Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . . 4
     1.8 No Further Ownership Rights in Company Common Stock . . . . . . . . . 5
     1.9 Lost, Stolen or Destroyed Certificates. . . . . . . . . . . . . . . . 5
     1.10 Restricted Stock . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.11 Tax and Accounting Consequences. . . . . . . . . . . . . . . . . . . 6
     1.12 Taking of Necessary Action; Further Action . . . . . . . . . . . . . 6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . . . . . . . . . . 6
     2.1 Organization of Company . . . . . . . . . . . . . . . . . . . . . . . 7
     2.2 Company Capital Structure . . . . . . . . . . . . . . . . . . . . . . 7
     2.3 Obligations With Respect to Capital Stock . . . . . . . . . . . . . . 8
     2.4 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.5 SEC Filings; Company Financial Statements . . . . . . . . . . . . . .10
     2.6 Absence of Certain Changes or Events. . . . . . . . . . . . . . . . .11
     2.7 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.8 Title to Properties; Absence of Liens and Encumbrances. . . . . . . .13
     2.9 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . .14
     2.10 Compliance; Permits; Restrictions. . . . . . . . . . . . . . . . . .16
     2.11 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     2.12 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .17
     2.13 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .21
     2.14 Agreements, Contracts and Commitments. . . . . . . . . . . . . . . .22
     2.15 Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . .23
     2.16 Change of Control Payments . . . . . . . . . . . . . . . . . . . . .23
     2.17 Statements; Proxy Statement/Prospectus . . . . . . . . . . . . . . .23
     2.18 Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     2.19 Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . .24
     2.20 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .24
     2.21 Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     2.22 Section 203 Not Applicable . . . . . . . . . . . . . . . . . . . . .24
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. . . . . .25
     3.1 Organization of Parent and Merger Sub . . . . . . . . . . . . . . . .25
     3.2 Parent and Merger Sub Capital Structure . . . . . . . . . . . . . . .25

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     3.3 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     3.4 SEC Filings; Parent Financial Statements. . . . . . . . . . . . . . .26
     3.5 Absence of Certain Changes or Events. . . . . . . . . . . . . . . . .27
     3.6 Proxy Statement/Prospectus. . . . . . . . . . . . . . . . . . . . . .27
     3.7 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     3.8 Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . . . .28
     3.9 Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     3.10 Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . .28
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . .28
     4.1 Conduct of Business by Company. . . . . . . . . . . . . . . . . . . .28
     4.2 Conduct of Business by Parent . . . . . . . . . . . . . . . . . . . .30
ARTICLE V ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . .31
     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings;
     Board Recommendations. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     5.2 Meeting of Company Stockholders . . . . . . . . . . . . . . . . . . .32
     5.3 Confidentiality:  Access to Information . . . . . . . . . . . . . . .33
     5.4 No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     5.5 Public Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .35
     5.6 Reasonable Efforts; Notification. . . . . . . . . . . . . . . . . . .36
     5.7 Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . .37
     5.8 Stock Options and ESPP. . . . . . . . . . . . . . . . . . . . . . . .37
     5.9 Form S-8. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     5.10 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .38
     5.11 Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     5.12 Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . .39
     5.13 [Reserved] . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     5.14 GeoCities Stock Option . . . . . . . . . . . . . . . . . . . . . . .39
     5.15 Letter of Company's Accountants. . . . . . . . . . . . . . . . . . .42
ARTICLE VI CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . . . . .42
     6.1 Conditions to Obligations of Each Party to Effect the Merger. . . . .42
     6.2 Additional Conditions to Obligations of Company . . . . . . . . . . .43
     6.3 Additional Conditions to the Obligations of Parent and Merger Sub . .44
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . .45
     7.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     7.2 Notice of Termination Effect of Termination . . . . . . . . . . . . .47
     7.3 Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .47
     7.4 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     7.5 Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .48
ARTICLE VIII GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . .48
     8.1 Non-Survival of Representations and Warranties. . . . . . . . . . . .48

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     8.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     8.3 Interpretation; Certain Defined Terms . . . . . . . . . . . . . . . .49
     8.4 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     8.5 Entire Agreement; Third Party Beneficiaries . . . . . . . . . . . . .51
     8.6 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.7 Other Remedies; Specific Performance. . . . . . . . . . . . . . . . .51
     8.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.9 Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . .51
     8.10 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.11 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . .52

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                                     -iii-

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                                  INDEX OF EXHIBITS



Exhibit A    Form of GeoCities Voting Agreement

Exhibit B    Form of GeoCities Affiliate Agreement

Exhibit C    Form of Yahoo! Affiliate Agreement

                             AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 27, 1999 (this "AGREEMENT"), among Yahoo! Inc., a California corporation ("YAHOO!"), Home Page Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Yahoo! ("MERGER SUB"), and GeoCities, a Delaware corporation ("GEOCITIES").

                                       RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Yahoo!, Merger Sub and GeoCities intend to enter into a business combination transaction.

     B. The Board of Directors of GeoCities (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of GeoCities and advisable and fair to, and in the best interests of, GeoCities and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of GeoCities adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Yahoo! (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Yahoo! and advisable and fair to, and in the best interests of, Yahoo! and its shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, certain stockholders of GeoCities are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "GEOCITIES VOTING AGREEMENTS") and certain persons or entities who may be deemed to be affiliates of GeoCities are entering into Affiliate Agreements in substantially the form attached hereto as EXHIBIT B (the "GEOCITIES AFFILIATE AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                      ARTICLE I
                                      THE MERGER


     1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into GeoCities (the "MERGER"), the separate corporate existence of Merger Sub shall cease and GeoCities shall continue as the surviving corporation. GeoCities as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."


     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by GeoCities and Yahoo! and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").


     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of GeoCities and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of GeoCities and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.


     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.


          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is GeoCities."


          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.


     1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the

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Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.


     1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, GeoCities or the holders of any of the following securities:


          (a) CONVERSION OF GEOCITIES COMMON STOCK. Each share of common stock, par value $0.001 per share, of GeoCities ("GEOCITIES COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of GeoCities Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive .3384 of a share (the "EXCHANGE RATIO") of common stock, par value $0.00033 per share ($0.00017 per share following the pending two-for-one stock split), of Yahoo! ("YAHOO! COMMON STOCK") upon surrender of the certificate representing such share of GeoCities Common Stock in the manner provided in Section 1.7. The parties acknowledge that following completion of Yahoo!'s pending two-for-one stock split the Exchange Ratio shall be adjusted to equal .6768 of a share of Yahoo! Common Stock, subject to potential further adjustment as contemplated by subsection (d) below.


          (b) CANCELLATION OF GEOCITIES-OWNED AND YAHOO!-OWNED STOCK. Each share of GeoCities Common Stock held by GeoCities or owned by Merger Sub, Yahoo! or any direct or indirect wholly owned subsidiary of GeoCities or of Yahoo! immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.


          (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.0l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.


          (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Yahoo! Common Stock or GeoCities Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Yahoo! Common Stock or GeoCities Common Stock occurring on or after the date hereof and prior to the Effective Time.


          (e) FRACTIONAL SHARES. No fraction of a share of Yahoo! Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of GeoCities Common Stock who would otherwise be entitled to a fraction of a share of Yahoo! Common Stock (after aggregating all fractional shares of Yahoo! Common Stock that otherwise would be received by such holder) shall receive from Yahoo! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one

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share of Yahoo! Common Stock for the five (5) most recent days that Yahoo!
Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.


     1.7  SURRENDER OF CERTIFICATES.


          (a) EXCHANGE AGENT. Yahoo! shall select a bank or trust company reasonably acceptable to GeoCities to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.


          (b) YAHOO! TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Yahoo! shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Yahoo! Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of GeoCities Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of GeoCities Common Stock may be entitled pursuant to Section 1.7(d).


          (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Yahoo! shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of GeoCities Common Stock, whose shares were converted into shares of Yahoo! Common Stock pursuant to Section 1.6 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Yahoo! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Yahoo! Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Yahoo!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Yahoo! Common Stock into which their shares of GeoCities Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Yahoo! Common Stock into which such shares of GeoCities Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).


          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Yahoo! Common Stock with a record date after the Effective Time will be paid to the holders of any

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unsurrendered Certificates with respect to the shares of Yahoo! Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Yahoo! Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Yahoo! Common Stock.


          (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Yahoo! Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Yahoo! or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Yahoo! Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Yahoo! or any agent designated by it that such tax has been paid or is not payable.


          (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Yahoo!, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Yahoo! Common Stock or GeoCities Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


     1.8 NO FURTHER OWNERSHIP RIGHTS IN GEOCITIES COMMON STOCK. All shares of Yahoo! Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GeoCities Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of GeoCities Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.


     1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Yahoo! Common Stock into which the shares of GeoCities Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Yahoo! may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Yahoo! Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against Yahoo!, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.


     1.10 RESTRICTED STOCK. Shares of GeoCities Common Stock that are subject to repurchase by GeoCities in the event a GeoCities employee ceases to be employed by GeoCities ("GEOCITIES RESTRICTED STOCK") shall be converted into the right to receive Yahoo! Common Stock on the same basis as provided in Section
1.6. Shares of GeoCities Restricted Stock shall be replaced with shares of Yahoo! Common Stock, subject to the same restrictions as the original GeoCities Restricted Stock. Such replacement shares of Yahoo! Common Stock shall be issued to and registered in the name of the holder, but shall be held by Yahoo! pending satisfaction of the applicable vesting schedules pursuant to existing agreements in effect at the Effective Time. GeoCities hereby assigns to the Surviving Corporation all repurchase rights relating to the GeoCities Restricted Stock, effective at the Effective Time. A listing of the holders of GeoCities Restricted Stock, together with the number of shares of GeoCities Restricted Stock held by each, is set forth on Schedule 1.10 of the GeoCities Schedules (as defined in Article II below).


     1.11 TAX AND ACCOUNTING CONSEQUENCES.


          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.


          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.


     1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GeoCities and Merger Sub, the officers and directors of GeoCities and Merger Sub will take all such lawful and necessary action. Yahoo! shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.


                                      ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF GEOCITIES


     GeoCities represents and warrants to Yahoo! and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by GeoCities to Yahoo! dated as of the date hereof and certified by a duly authorized officer of GeoCities (the "GEOCITIES SCHEDULES"), as follows:

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

     2.1  ORGANIZATION OF GEOCITIES.


          (a) GeoCities and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to GeoCities, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.


          (b) GeoCities has delivered to Yahoo! a true and complete list of all of GeoCities' subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and GeoCities' equity interest therein. Except as set forth on such list, neither GeoCities nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to GeoCities.


          (c) GeoCities has delivered or made available to Yahoo! a true and correct copy of the Certificate of Incorporation and Bylaws of GeoCities and similar governing instruments of each of its subsidiaries (other than the subsidiary of GeoCities organized under the laws of United Kingdom), each as amended to date, and each such instrument is in full force and effect. Neither GeoCities nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.


     2.2 GEOCITIES CAPITAL STRUCTURE. The authorized capital stock of GeoCities consists of 60,000,000 shares of Common Stock, par value $0.001 per share, of which there were 32,034,826 shares issued and outstanding as of January 27, 1999 (none of which were held by GeoCities in its treasury), and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of GeoCities Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of GeoCities or any agreement or document to which GeoCities is a party or by which it is bound. As of January 27, 1999, GeoCities had reserved an aggregate of (i) 2,670,940 shares of GeoCities Common Stock for issuance pursuant to GeoCities' 1998 Stock Incentive Plan, 4,759,310 shares of GeoCities Common Stock for issuance pursuant to GeoCities' 1997 Stock Option Plan, and (iii) 215,090 shares of GeoCities Common Stock for issuance pursuant to GeoCities' Starseed, Inc. 1998 Stock Option/Stock Issuance Plan. As of January 27, 1999, there were options outstanding to purchase an aggregate of (u) 1,664,500 shares of GeoCities Common Stock pursuant to GeoCities' 1998 Stock Incentive Plan, (v) 4,759,310 shares of GeoCities Common Stock pursuant to GeoCities' 1997 Stock Option Plan, (w) 215,090 shares of GeoCities Common Stock pursuant to GeoCities' Starseed, Inc. 1998 Stock Option/Stock Issuance Plan, and
(x) 2,306,054 shares of GeoCities Common Stock pursuant to written agreements with certain officers, directors, consultants, founders and employees of GeoCities. GeoCities' 1998 Stock Incentive Plan, GeoCities' 1997 Stock Option Plan, Starseed, Inc. 1998 Stock Option/Stock Issuance Plan and the aforementioned written agreements granting options are collectively referred to in this Agreement as the "GEOCITIES STOCK OPTION PLANS." There are no warrants outstanding to purchase any shares of GeoCities Common Stock.
As of January 27, 1999, GeoCities had reserved an aggregate of 300,000 shares of GeoCities Common Stock for issuance pursuant to GeoCities' 1998 Employee Stock Purchase Plan (the "ESPP"). All shares of GeoCities Common
Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The GeoCities Schedules list for each person who held options or warrants to acquire shares of GeoCities Common Stock as of January 26, 1999, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.


     2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of GeoCities equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities GeoCities owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of GeoCities that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of GeoCities, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which GeoCities or any of its subsidiaries is a party or by which it is bound obligating GeoCities or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of GeoCities or any of its subsidiaries or obligating GeoCities or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and thre is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which GeoCities is a party or by which it is bound with respect to any equity security of any class of GeoCities or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of GeoCities will not be entitled to dissenters' rights under applicable state law in connection with the Merger.


     2.4  AUTHORITY.

          (a) GeoCities has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GeoCities, subject only to the approval and adoption of this Agreement and the approval of the Merger by GeoCities' stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the GeoCities Common Stock is sufficient for GeoCities' stockholders to approve and adopt this Agreement and approve the Merger.
This Agreement has been duly executed and delivered by GeoCities and, assuming the due execution and delivery by Yahoo! and Merger Sub, constitutes a valid and binding obligation of GeoCities, enforceable against GeoCities in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by GeoCities does not, and the performance of this Agreement by GeoCities will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of GeoCities or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by GeoCities' stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to GeoCities or any of its subsidiaries or by which GeoCities or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair GeoCities' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of GeoCities or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to GeoCities, to which GeoCities or any of its subsidiaries is a party or by which GeoCities or any of its subsidiaries or its or any of their respective assets are bound or affected. The GeoCities Schedules list all consents, waivers and approvals under any of GeoCities' or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a loss of benefits to GeoCities, Yahoo! or the Surviving Corporation as a result of the Merger that would be reasonably likely to result in a Material Adverse Effect with respect to GeoCities, Yahoo! or the Surviving Corporation.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by GeoCities in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to GeoCities or Yahoo! or have a material adverse effect on the ability of the parties hereto to consummate the Merger.


     2.5  SEC FILINGS; GEOCITIES FINANCIAL STATEMENTS.


          (a) GeoCities has filed all forms, reports and documents required to be filed by GeoCities with the SEC since August 1, 1998, and has made available to Yahoo! such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that GeoCities may file subsequent to the date hereof) are referred to herein as the "GEOCITIES SEC REPORTS." As of their respective dates, the GeoCities SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such GeoCities SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of GeoCities' subsidiaries is required to file any forms, reports or other documents with the SEC.


          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the GeoCities SEC Reports (the "GEOCITIES FINANCIALS"), including each GeoCities SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of GeoCities and its subsidiaries as at the respective dates thereof and the consolidated results of GeoCities' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of GeoCities contained in GeoCities SEC Reports as of September 30, 1998 is hereinafter referred to as the "GEOCITIES BALANCE SHEET." Except as disclosed in the GeoCities Financials, since the date of the GeoCities Balance Sheet neither GeoCities nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of GeoCities and its subsidiaries taken as a whole, except for liabilities incurred since the date of the GeoCities Balance Sheet in the ordinary course of business consistent with past practices and liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.


          (c) GeoCities has heretofore furnished to Yahoo! a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by GeoCities with the SEC pursuant to the Securities Act or the Exchange Act.


     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the GeoCities Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 8.3(c)) with respect to GeoCities and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of GeoCities' capital stock, or any purchase, redemption or other acquisition by GeoCities of any of GeoCities' capital stock or any other securities of GeoCities or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of GeoCities' capital stock, (iv) any granting by GeoCities or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any payment by GeoCities or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any granting by GeoCities or any of its subsidiaries of any increase in severance or termination pay or any entry by GeoCities or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving GeoCities of the nature contemplated hereby, (v) any material change or alteration in the policy of GeoCities relating to the granting of stock options to its employees and consultants, (vi) entry by GeoCities or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement or which either is not terminable by GeoCities or its subsidiaries, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to GeoCities or its subsidiaries in an amount in excess of $50,000 over the term of the agreement, (vii) any material change by GeoCities in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by GeoCities of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  TAXES.


          (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.


          (b)  TAX RETURNS AND AUDITS.


               (i) GeoCities and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of GeoCities and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and GeoCities and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.


               (ii) GeoCities and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.


               (iii) There is no material Tax deficiency outstanding, proposed or assessed against GeoCities or any of its subsidiaries, nor has GeoCities or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

               (iv) No audit or other examination of any Return of GeoCities or any of its subsidiaries by any Tax authority is presently in progress, nor has GeoCities or any of its subsidiaries been notified of any request for such an audit or other examination.


               (v) No adjustment of Tax relating to any Returns filed by GeoCities or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to GeoCities or any of its subsidiaries or any representative thereof.


               (vi) Neither GeoCities nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the GeoCities Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to GeoCities, other than any liability for unpaid Taxes that may have accrued since the date of the GeoCities Balance Sheet in connection with the operation of the business of GeoCities and its subsidiaries in the ordinary course.

               (vii) There is no contract, agreement, plan or arrangement to which GeoCities is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of GeoCities or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.


               (viii) Neither GeoCities nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as defined in Section 341(f)(4) of the Code) owned by GeoCities.


               (ix) Neither GeoCities nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.


               (x) Except as may be required as a result of the Merger, GeoCities and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.


               (xi) GeoCities has made available to Yahoo! or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for the GeoCities and each of its subsidiaries filed for all periods since December 31, 1993.


               (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of the GeoCities or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.


     2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.


          (a) GeoCities owns no real property interests. The GeoCities Schedules list all real property leases to which GeoCities is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against GeoCities in an amount greater than $50,000.

          (b) GeoCities has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the GeoCities Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and
          (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.


          "GEOCITIES INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, GeoCities or one of its subsidiaries.


          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks;
          (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.


          "GEOCITIES REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, GeoCities or one of its subsidiaries.


          (a) No GeoCities Intellectual Property or product or service of GeoCities is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by GeoCities, or which may affect the validity, use or enforceability of such GeoCities Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on GeoCities.


          (b) Each material item of GeoCities Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered
Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on GeoCities.

          (c) GeoCities or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of GeoCities Intellectual Property used in connection with the conduct of its business as currently conducted and as proposed to be conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions); and GeoCities or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of GeoCities and its subsidiaries, including the sale of any products or the provision of any services by GeoCities and its subsidiaries.

          (d) GeoCities or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are GeoCities products or which GeoCities otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for GeoCities or any of its subsidiaries, GeoCities or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and GeoCities or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) The GeoCities Schedules list all material contracts, licenses and agreements to which GeoCities is a party (i) with respect to GeoCities Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to GeoCities.

          (g) All material contracts, licenses and agreements relating to the GeoCities Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a Material Adverse Effect on GeoCities.
 GeoCities is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of GeoCities, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the

Closing Date, the Surviving Corporation will be permitted to exercise all of GeoCities' rights under such contracts, licenses and agreements to the same extent GeoCities would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which GeoCities would otherwise be required to pay.


          (h) The operation of the business of GeoCities as such business currently is conducted, including GeoCities' design, development, marketing and sale of the products or services of GeoCities (including with respect to products currently under development) has not, does not and will not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the knowledge of GeoCities, constitute unfair competition or trade practices under the laws of any jurisdiction.


          (i) GeoCities has not received written notice from any third party, and to the knowledge of GeoCities, no other pending overt threat from any third party, that the operation of the business of GeoCities or any act, product or service of GeoCities, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.


          (j) To the knowledge of GeoCities, no person has or is infringing or misappropriating any GeoCities Intellectual Property.


          (k) GeoCities and its subsidiaries have taken reasonable steps to protect GeoCities' and its subsidiaries' rights in GeoCities' and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to GeoCities or such subsidiaries, and, without limiting the foregoing, GeoCities and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Yahoo!, and except under confidentiality obligations, there has been not disclosure by GeoCities or one of its subsidiaries of any such trade secrets or confidential information.


     2.10 COMPLIANCE WITH LAWS; PERMITS; RESTRICTIONS.


          (a) Neither GeoCities nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to GeoCities or any of its subsidiaries or by which GeoCities or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GeoCities or any of its subsidiaries is a party or by which GeoCities or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on GeoCities. No investigation or review by any Governmental Entity is pending or, to GeoCities' knowledge, has been threatened in a writing delivered to GeoCities against GeoCities or any of its subsidiaries, nor, to GeoCities' knowledge, has any Governmental Entity indicated an intention to conduct an investigation of GeoCities or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon GeoCities or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GeoCities or any of its subsidiaries, any acquisition of material property by GeoCities or any of its subsidiaries or the conduct of business by GeoCities as currently conducted.


          (b) GeoCities and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of GeoCities as currently conducted (collectively, the "GEOCITIES PERMITS"). GeoCities and its subsidiaries are in compliance in all material respects with the terms of the GeoCities Permits.


     2.11 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of GeoCities, threatened against, relating to or affecting GeoCities or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on GeoCities or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to GeoCities the legal right of GeoCities to design, offer or sell any of its products in the present manner or style thereof.


     2.12 EMPLOYEE BENEFIT PLANS.


          (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:


               (i) "AFFILIATE" shall mean any other person or entity under common control with GeoCities within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;


               (ii) "GeoCities Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by GeoCities or any Affiliate for the benefit of any Employee and pursuant to which GeoCities or any Affiliate has any material liability;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iv)  "DOL" shall mean the Department of Labor;


               (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of GeoCities or any Affiliate;


               (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between GeoCities or any Affiliate and any Employee or consultant;


               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;


               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;


               (ix) "International Employee Plan" shall mean each GeoCities Employee Plan that has been adopted or maintained by GeoCities, whether informally or formally, for the benefit of Employees outside the United States;


               (x)  "IRS" shall mean the Internal Revenue Service;


               (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;


               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and


               (xiii) "Pension Plan" shall mean each GeoCities Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.


          (b) SCHEDULE. The GeoCities Schedules contain an accurate and complete list of each GeoCities Employee Plan and each Employee Agreement. GeoCities does not have any plan or commitment to establish any new GeoCities Employee Plan, to modify any GeoCities Employee Plan or Employee Agreement (except to the extent required by law or to conform any such GeoCities Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Yahoo! in writing, or as required by this Agreement), or to enter into any GeoCities Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The GeoCities Schedules also contain a list of all GeoCities employees as of the date hereof, each such person's date of hire and each such person's annual compensation.


          (c) DOCUMENTS. GeoCities has provided to Yahoo!: (i) correct and complete copies of all material documents embodying to each GeoCities Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each GeoCities Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each GeoCities Employee Plan or related trust; (iv) if the GeoCities Employee Plan is funded, the most recent annual and periodic accounting of GeoCities Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each GeoCities Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to GeoCities Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any GeoCities Employee Plan; (vii) all material written agreements and contracts relating to each GeoCities Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any GeoCities Employee Plan and any proposed GeoCities Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to GeoCities; and (ix) all registration statements and prospectuses prepared in connection with each GeoCities Employee Plan.


          (d) EMPLOYEE PLAN COMPLIANCE. (i) GeoCities has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each GeoCities Employee Plan, and each GeoCities Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each GeoCities Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any GeoCities Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of GeoCities, threatened or reasonably anticipated (other than routine claims for benefits) against any GeoCities Employee Plan or against the assets of any GeoCities Employee Plan; (v) each GeoCities Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Yahoo!, GeoCities or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of GeoCities, threatened by the IRS or DOL with respect to any GeoCities Employee Plan; and (vii) neither GeoCities nor any Affiliate is subject to any penalty or tax with respect to any GeoCities Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) PENSION PLANS. GeoCities does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.


          (f) MULTIEMPLOYER PLANS. At no time has GeoCities contributed to or been requested to contribute to any Multiemployer Plan.


          (g) NO POST-EMPLOYMENT OBLIGATIONS. No GeoCities Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and GeoCities has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.


          (h) COBRA; FMLA. Neither GeoCities nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.


          (i)  EFFECT OF TRANSACTION.


               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any GeoCities Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.


               (ii) No payment or benefit which will or may be made by GeoCities or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.


          (j) EMPLOYMENT MATTERS. GeoCities: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

There are no pending, or, to GeoCities' knowledge, threatened or reasonably anticipated claims or actions against GeoCities under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on GeoCities. To GeoCities' knowledge, no Employee of GeoCities has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by GeoCities and disclosing to GeoCities or using trade secrets or proprietary information of any other person or entity.


          (k) LABOR. No work stoppage or labor strike against GeoCities is pending, threatened or reasonably anticipated. GeoCities does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of GeoCities, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to GeoCities. Neither GeoCities nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. GeoCities is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by GeoCities.


          (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.


     2.13 ENVIRONMENTAL MATTERS.


          (a) HAZARDOUS MATERIAL. Except as would not result in material liability to GeoCities, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of GeoCities or any of its subsidiaries or any affiliate of GeoCities, or, to GeoCities' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that GeoCities or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a material liability to GeoCities (in any individual case or in the aggregate) (i) neither GeoCities nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither GeoCities nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.


          (c) PERMITS. GeoCities and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "GEOCITIES ENVIRONMENTAL PERMITS") material to and necessary for the conduct of GeoCities' and its subsidiaries' Hazardous Material Activities and other businesses of GeoCities and its subsidiaries as such activities and businesses are currently being conducted.


     2.14 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as otherwise set forth in the GeoCities Schedules, neither GeoCities nor any of its subsidiaries is a party to or is bound by:


          (a) any employment agreement, contract or commitment with any employee or member of GeoCities' Board of Directors, other than those that are terminable by GeoCities or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit GeoCities' or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;


          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;


          (c)  any agreement of indemnification or any guaranty;


          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of GeoCities or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;


          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by GeoCities or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which GeoCities has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than GeoCities' subsidiaries;

          (f) any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement to which GeoCities or one of its subsidiaries is a party which may not be canceled by GeoCities or its subsidiaries, as the case may be, without penalty in excess of $50,000 upon notice of 45 days or less or which provides for payments by or to GeoCities or its subsidiaries in an amount in excess of $50,000 over the term of the agreement;


          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or


          (h) any other agreement, contract or commitment currently in effect that is material to GeoCities' business as presently conducted and proposed to be conducted.


     Neither GeoCities nor any of its subsidiaries, nor to GeoCities' knowledge any other party to a GeoCities Contract (as defined below), is in breach, violation or default under, and neither GeoCities nor any of its subsidiaries has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which GeoCities or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the GeoCities Schedules pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "GEOCITIES CONTRACT") in such a manner as would permit any other party to cancel or terminate any such GeoCities Contract the effect of which would have a Material Adverse Effect on GeoCities, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).


     2.15 POOLING OF INTERESTS. To the knowledge of GeoCities, based on consultation with its independent accountants, neither GeoCities nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.


     2.16 CHANGE OF CONTROL PAYMENTS. The GeoCities Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of GeoCities as a result of or in connection with the Merger.


     2.17 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by GeoCities for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by GeoCities for inclusion in the proxy statement/prospectus to be sent to the stockholders of GeoCities in connection with the meeting of GeoCities' stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "GEOCITIES STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is first mailed to GeoCities' stockholders or at the time of the GeoCities Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GeoCities Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to GeoCities or any of its affiliates, officers or directors should be discovered by GeoCities which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, GeoCities shall promptly inform Yahoo!.
Notwithstanding the foregoing, GeoCities makes no representation or warranty with respect to any information supplied by Yahoo! or Merger Sub which is contained in any of the foregoing documents.


     2.18 BOARD APPROVAL. The Board of Directors of GeoCities has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of GeoCities and its stockholders and (ii) to recommend that the stockholders of GeoCities approve and adopt this Agreement and approve the Merger.


     2.19 BROKERS' AND FINDERS' FEES. Except for fees payable to Goldman, Sachs & Co., GeoCities has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the Goldman, Sachs & Co. engagement letter with GeoCities has been previously provided to Yahoo!.


     2.20 FAIRNESS OPINION. GeoCities' Board of Directors has received an opinion from Goldman, Sachs & Co. as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to GeoCities' stockholders (other than Yahoo! and its affiliates).


     2.21 AFFILIATES. Set forth on the GeoCities Schedules is a list of those persons who may be deemed to be, in GeoCities' reasonable judgment, affiliates of GeoCities within the meaning of Rule 145 promulgated under the Securities Act (each a "GEOCITIES AFFILIATE").


     2.22 SECTION 203 NOT APPLICABLE. The Board of Directors of GeoCities has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                     ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF YAHOO! AND MERGER SUB


     Yahoo! and Merger Sub represent and warrant to GeoCities, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Yahoo! to GeoCities dated as of the date hereof and certified by a duly authorized officer of Yahoo! (the "YAHOO! SCHEDULES"), as follows:


     3.1  ORGANIZATION OF YAHOO! AND MERGER SUB.


          (a) Each of Yahoo! and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Yahoo!, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.


          (b) Yahoo! has delivered or made available to GeoCities a true and correct copy of the Certificate of Incorporation and Bylaws of Yahoo!, each as amended to date, and each such instrument is in full force and effect. Neither Yahoo! nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.


     3.2 YAHOO! AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of Yahoo! consists of 225,000,000 shares of Yahoo! Common Stock, of which there were 99,956,023 shares issued and outstanding as of January 26, 1999, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of Yahoo! Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Yahoo! or any agreement or document to which Yahoo! is a party or by which it is bound. As of January 25, 1999, there were options outstanding to purchase an aggregate of 25,836,093 shares of Yahoo! Common Stock under Yahoo!'s stock option plans. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Yahoo!. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.


     3.3  AUTHORITY.


          (a) Each of Yahoo! and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Yahoo! and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to

Delaware Law. This Agreement has been duly executed and delivered by each of Yahoo! and Merger Sub and, assuming the due authorization, execution and delivery by GeoCities, constitutes the valid and binding obligation of Yahoo! and Merger Sub, enforceable against Yahoo! and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Yahoo! and Merger Sub does not, and the performance of this Agreement by each of Yahoo! and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Yahoo! or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Yahoo! or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Yahoo!'s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of Yahoo! or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Yahoo!, to which Yahoo! or Merger Sub is a party or by which Yahoo! or Merger Sub or any of their respective properties are bound or affected.


          (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Yahoo! or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Yahoo! or GeoCities or have a material adverse effect on the ability of the parties hereto to consummate the Merger.


     3.4  SEC FILINGS; YAHOO! FINANCIAL STATEMENTS.


          (a) Yahoo! has filed all forms, reports and documents required to be filed by Yahoo! with the SEC since January 1, 1997, and has made available to GeoCities such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Yahoo! may file subsequent to the date hereof) are referred to herein as the "YAHOO! SEC REPORTS." As of their respective dates, the Yahoo! SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Yahoo! SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Yahoo!'s subsidiaries is required to file any forms, reports or other documents with the SEC.


          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Yahoo! SEC Reports (the "YAHOO! FINANCIALS"), including any Yahoo! SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Yahoo! and its subsidiaries as at the respective dates thereof and the consolidated results of Yahoo!'s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Yahoo! contained in Yahoo! SEC Reports as of September 30, 1998 is hereinafter referred to as the "YAHOO! BALANCE SHEET."


          (c) Yahoo! has heretofore furnished to GeoCities a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Yahoo! with the SEC pursuant to the Securities Act or the Exchange Act.


     3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Yahoo! Balance Sheet there has not been any Material Adverse Effect with respect to Yahoo! and its subsidiaries, taken as a whole.


     3.6 PROXY STATEMENT/PROSPECTUS. The information supplied by Yahoo! for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Yahoo! for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to GeoCities' stockholders or at the time of the GeoCities Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GeoCities Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Yahoo! or any of its affiliates, officers or directors should be discovered by Yahoo! which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Yahoo! shall promptly inform GeoCities. Notwithstanding the foregoing, Yahoo! makes no representation or warranty with respect to any information supplied by GeoCities which is contained in any of the foregoing documents.


     3.7 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Yahoo!, threatened against, relating to or affecting Yahoo! or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.


     3.8 POOLING OF INTERESTS. To the knowledge of Yahoo!, based on consultation with its independent accountants, neither Yahoo! nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.


     3.9 AFFILIATES. Set forth on the Yahoo! Schedules is a list of those persons who may be deemed to be, in Yahoo!'s reasonable judgment, affiliates of Yahoo! within the meaning of Rule 145 promulgated under the Securities Act (each a "YAHOO! AFFILIATE").


     3.10 VALID ISSUANCE. The Yahoo! Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.



                                      ARTICLE IV
                         CONDUCT PRIOR TO THE EFFECTIVE TIME


     4.1 CONDUCT OF BUSINESS BY GEOCITIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, GeoCities and each of its subsidiaries shall, except to the extent that Yahoo! shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.


     In addition, except as permitted by the terms of this Agreement, and except as provided in Schedule 4.1 of the GeoCities Schedules, without the prior written consent of Yahoo!, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, GeoCities shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;


          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Yahoo!, or adopt any new severance plan;


          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the GeoCities Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;


          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;


          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of GeoCities or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;


          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of GeoCities Common Stock pursuant to the exercise of stock options therefor, and (ii) shares of GeoCities Common Stock issuable to participants in the ESPP consistent with the terms thereof;


          (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);


          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of GeoCities or enter into any material joint ventures, strategic partnerships or alliances;


          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of GeoCities;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GeoCities, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;


          (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;


          (l) Modify, amend or terminate any material contract or agreement to which GeoCities or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;


          (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be canceled without penalty by GeoCities or its subsidiaries upon notice of 45 days or less or which provide for payments by or to GeoCities or its subsidiaries in an amount in excess of $50,000 over the term of the Agreement;


          (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;


          (o) Take any action, or omit to take any action, that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Article IV;


          (p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;


          (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or


          (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.


     4.2 CONDUCT OF BUSINESS BY YAHOO!. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of GeoCities, Yahoo! shall not do any of the following and shall not permit its subsidiaries to do any of the following:


          (a) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) in a manner that would have an adverse impact on GeoCities' stockholders; PROVIDED that the foregoing shall not restrict the ability of Yahoo! to reincorporate in another jurisdiction prior to the termination of this Agreement or the Effective Time; or


          (b) Take any action that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by this Article IV.


                                      ARTICLE V
                                ADDITIONAL AGREEMENTS


     5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.


          (a) As promptly as practicable after the execution of this Agreement, GeoCities and Yahoo! will prepare, and file with the SEC, the Proxy Statement/Prospectus and Yahoo! will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of GeoCities and Yahoo! will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and GeoCities will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of GeoCities and Yahoo! will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of GeoCities and Yahoo! will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of GeoCities and Yahoo! will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, GeoCities or Yahoo!, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of GeoCities, such amendment or supplement.


          (b) Each of Yahoo! and GeoCities shall use commercially reasonable efforts to cause its respective independent accountants to deliver as promptly as practicable following the date hereof audited financial statements for the year ended December 31, 1998.


     5.2  MEETING OF GEOCITIES STOCKHOLDERS.


          (a) Promptly after the date hereof, GeoCities will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the GeoCities Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. GeoCities will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, GeoCities may adjourn or postpone GeoCities Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to GeoCities' stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which GeoCities Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of GeoCities Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the GeoCities' Stockholders' Meeting. GeoCities shall ensure that the GeoCities Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by the GeoCities in connection with the GeoCities Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. GeoCities' obligation to call, give notice of, convene and hold the GeoCities Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to GeoCities of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of GeoCities with respect to the Merger.


          (b) Subject to Section 5.2(c): (i) the Board of Directors of GeoCities shall recommend that GeoCities' stockholders vote in favor of and adopt and approve this Agreement and the Merger at the GeoCities Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the GeoCities has recommended that GeoCities' stockholders vote in favor of and adopt and approve this Agreement and the Merger at the GeoCities Stockholders' Meeting; and (iii) neither the Board of Directors of GeoCities nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Yahoo!, the recommendation of the Board of Directors of GeoCities that GeoCities' stockholders vote in favor of and adopt and approve this Agreement and the Merger.


          (c) Nothing in this Agreement shall prevent the Board of Directors of GeoCities from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below), or an offer reasonably believed by the Board of Directors of GeoCities to be a Superior Offer, is made to the GeoCities and is not withdrawn, (ii) neither GeoCities nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of GeoCities or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of GeoCities or any committee thereof to comply with its obligations to GeoCities' stockholders under applicable law. Nothing contained in this Section 5.2(c) shall limit GeoCities' obligation to hold and convene the GeoCities Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the GeoCities shall have been withdrawn, amended or modified). For purposes of this Agreement ("SUPERIOR OFFER") shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GeoCities pursuant to which the stockholders of GeoCities immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by GeoCities of assets representing in excess of 50% of the fair market value of GeoCities' business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by GeoCities), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the GeoCities, on terms that the Board of Directors of GeoCities determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable, or is reasonably likely to be more favorable, to GeoCities stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of GeoCities' Board of Directors to be obtained by such third party on a timely basis.


     5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.


          (a) The parties acknowledge that GeoCities and Yahoo! have previously executed a Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.


          (b) GeoCities will afford Yahoo! and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of GeoCities during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of GeoCities, as Yahoo! may reasonably request. Yahoo! will afford GeoCities and its representatives reasonable access to information concerning Yahoo!'s business that GeoCities may reasonably request in order to permit, and solely for the purpose of permitting, GeoCities to confirm the accuracy of the representations and warranties made by Yahoo! in Article III. No information or knowledge obtained by Yahoo! or GeoCities in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.


     5.4  NO SOLICITATION.


          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, GeoCities and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required GeoCities stockholder vote, this
Section 5.4(a) shall not prohibit GeoCities from furnishing nonpublic information regarding GeoCities and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither GeoCities nor any representative of GeoCities and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of GeoCities concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of GeoCities to comply with its fiduciary obligations to GeoCities' stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, GeoCities gives Yahoo! written notice of the identity of such person or group and of GeoCities' intention to furnish nonpublic information to, or enter into discussions with, such person or group and the GeoCities receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the GeoCities, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, GeoCities furnishes such nonpublic information to Yahoo! (to the extent such nonpublic information has not been previously furnished by the GeoCities to Yahoo!). GeoCities and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition

Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of GeoCities or any of its subsidiaries or any investment banker, attorney or other advisor or representative of GeoCities or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by GeoCities. In addition to the foregoing, the GeoCities shall provide Yahoo! with at least two (2) business days or forty-eight (48) hours prior written notice of a meeting of GeoCities' Board of Directors at which GeoCities' Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the documentation relating to such Superior Offer that exists at such time.


     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide offer or proposal (other than an offer or proposal by Yahoo!) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the GeoCities by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the GeoCities or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the GeoCities or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the GeoCities pursuant to which the stockholders of the GeoCities immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the GeoCities; or (C) any liquidation or dissolution of the GeoCities.


          (b) In addition to the obligations of GeoCities set forth in paragraph (a) of this Section 5.4, GeoCities as promptly as practicable shall advise Yahoo! orally and in writing of any request for non-public information which GeoCities reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which GeoCities reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, Acquisition Proposal or inquiry. GeoCities will keep Yahoo! informed in all material respects of any material amendments or proposed amendments to any such Acquisition Proposal.


     5.5 PUBLIC DISCLOSURE. Yahoo! and GeoCities will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.


     5.6  REASONABLE EFFORTS; NOTIFICATION.


          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, GeoCities and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other ransactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Yahoo! or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Yahoo!, any of its affiliates or GeoCities or the holding separate of the shares of GeoCities Common Stock or imposing or seeking to impose any limitation on the ability of Yahoo! or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of GeoCities Common Stock.


          (b) GeoCities shall give prompt notice to Yahoo! of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of GeoCities to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.


          (c) Yahoo! shall give prompt notice to GeoCities of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Yahoo! or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.


     5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Yahoo! and GeoCities will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.


     5.8  STOCK OPTIONS AND ESPP.


          (a) At the Effective Time, each outstanding option to purchase shares of GeoCities Common Stock (each a "GEOCITIES STOCK OPTION") under the GeoCities Stock Option Plans, whether or not exercisable, will be assumed by Yahoo!. Each GeoCities Stock Option so assumed by Yahoo! under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable GeoCities Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each GeoCities Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Yahoo! Common Stock equal to the product of the number of shares of GeoCities Common Stock that were issuable upon exercise of such GeoCities Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Yahoo! Common Stock and
(ii) the per share exercise price for the shares of Yahoo! Common Stock issuable upon exercise of such assumed GeoCities Stock Option will be equal to the quotient determined by dividing the exercise price per share of GeoCities Common Stock at which such GeoCities Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.


          (b) It is intended that GeoCities Stock Options assumed by Yahoo! shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent GeoCities Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.


          (c) GeoCities shall take all actions necessary pursuant to the terms of the ESPP in order to accelerate the purchase date of the purchase period under such plan which includes the Effective Time (the "CURRENT PURCHASE PERIOD") such that a new purchase date for such purchase period shall occur prior to the Effective Time and shares shall be purchased by ESPP participants prior to the Effective Time. The Current Purchase Period shall expire immediately following such new purchase date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, GeoCities shall take no action, pursuant to the terms of the ESPP, to commence any new purchase period.


     5.9 FORM S-8. Yahoo! agrees to file a registration statement on Form S-8 for the shares of Yahoo! Common Stock issuable with respect to assumed GeoCities Stock Options as soon as is reasonably practicable after the Effective Time, and in any event within 30 days after the Effective Time, and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.


     5.10 INDEMNIFICATION.


          (a) From and after the Effective Time, Yahoo! will cause the Surviving Corporation to fulfill and honor in all respects the obligations of GeoCities pursuant to any indemnification agreements between GeoCities and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under GeoCities' Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of GeoCities as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of GeoCities, unless such modification is required by law.


          (b) For a period of three years after the Effective Time, Yahoo! will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by GeoCities' directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of GeoCities; PROVIDED, HOWEVER, that in no event will Yahoo! or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by GeoCities for such coverage (or such coverage as is available for such 125% of such annual premium).


          (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit GeoCities, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Yahoo!, and shall be enforceable by the indemnified parties.


     5.11 NASDAQ LISTING. Yahoo! agrees to authorize for listing on the Nasdaq Stock Market the shares of Yahoo! Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance

     5.12 AFFILIATE AGREEMENTS. In addition to those GeoCities Affiliate Agreements executed and delivered to Yahoo! concurrently with the execution of this Agreement, GeoCities will use its commercially reasonable efforts to deliver or cause to be delivered to Yahoo!, as promptly as practicable on or following the date hereof, from each additional GeoCities Affiliate an executed GeoCities Affiliate Agreement, each of which will be in full force and effect as of the Effective Time. Yahoo! will use its commercially reasonable efforts to deliver or cause to be delivered, as promptly as practicable following the date hereof, from each Yahoo! Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT C (the "YAHOO! AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Yahoo! will be entitled to place appropriate legends on the certificates evidencing any Yahoo! Common Stock to be received by a GeoCities Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Yahoo! Common Stock, consistent with the terms of the GeoCities Affiliate Agreement.


     5.13 [Reserved]


     5.14 GEOCITIES STOCK OPTION.


          (a) GRANT OF GEOCITIES STOCK OPTION. Subject to the terms of Section 7.3(d), GeoCities hereby grants to Yahoo! an irrevocable option (the "GEOCITIES STOCK OPTION") to purchase for $113.66 per share (the "EXERCISE PRICE") in cash up to 6,370,000 shares of GeoCities Common Stock.


          (b) TERM OF GEOCITIES STOCK OPTION. Yahoo! may exercise the GeoCities Stock Option, in whole or in part, at any time or from time to time from the day (the "EXERCISE COMMENCEMENT DATE") on which a Triggering Event (as such term is defined in Section 7.1) shall have occurred or on which this Agreement shall be terminated in the circumstances contemplated by Section 7.1(d), until the day (the "OPTION TERMINATION DATE") which is the earlier of
(i) the Effective Time or (ii) nine months after the termination of this Agreement.


          (c) CONDITIONS TO PURCHASE. Yahoo! may purchase shares of GeoCities Common Stock pursuant to the GeoCities Stock Option only if all of the following conditions are satisfied: (i) Yahoo! is not at the time of purchase in material breach of its obligations under this Agreement, (ii) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the shares of GeoCities Common Stock issued by any federal or state court of competent jurisdiction in the United States is in effect at such time, and (iii) any applicable waiting period under the HSR Act shall have expired or been terminated at or prior to such time.


          (d) EXERCISE OF STOCK OPTION. If Yahoo! wishes to exercise the GeoCities Stock Option, it shall do so by giving the GeoCities notice to such effect, specifying the number of Shares to be purchased and a place and date not earlier than one business day nor later than ten business days from the date such notice is given for the closing of the purchase. If any such closing cannot be consummated on the date specified by Yahoo! in its notice of election to exercise the GeoCities Stock Option because any condition to the purchase of shares of GeoCities Common Stock has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the date for such closing shall be on such date within five days following the satisfaction of all such conditions and the cessation of all such restrictions as Yahoo! may specify.


          (e) PAYMENT AND DELIVERY OF SHARES. At any closing in connection with the GeoCities Stock Option, (i) Yahoo! shall make payment to the GeoCities of the aggregate purchase price for the shares of GeoCities Common Stock to be purchased by delivery to the GeoCities of a certified, cashier's or bank check payable to the order of the GeoCities or, if mutually agreed, by wire transfer of funds to an account designated by the GeoCities, and (ii) the GeoCities shall deliver to Yahoo! a certificate or certificates representing the shares so purchased, registered in the name of Yahoo! or its designee.


          (f) CERTAIN ADJUSTMENTS. In the event of any change in the GeoCities' capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the GeoCities which would have the effect of diluting or changing Yahoo!'s rights hereunder, the number and kind of shares of GeoCities Common Stock subject to the GeoCities Stock Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that Yahoo! shall receive upon exercise of the GeoCities Stock Option the number and class of shares of GeoCities Common Stock or other securities or property that Yahoo! would have received in respect of the shares purchasable upon exercise of the GeoCities Stock Option if the GeoCities Stock Option had been exercised immediately prior to such event.


          (g) SURRENDER RIGHT. At any time or from time to time after the Exercise Commencement Date, Yahoo! may, at its election, upon two days' notice to the GeoCities, surrender all or a part of the GeoCities Stock Option to GeoCities, in which event GeoCities shall pay to Yahoo!, on the day of each such surrender and in consideration thereof, against tender by Yahoo! of an instrument evidencing such surrender, an amount in cash per share of GeoCities Common Stock the rights to which are surrendered equal to (i) the closing sale price of the GeoCities' Common Stock on the Nasdaq Stock Market on the date of surrender (or the closing price as reported by any other applicable securities exchange if not listed on the Nasdaq Stock Market), or if not actively traded, the fair market value as determined by investment bankers chosen by Yahoo over
(ii) the Exercise Price. Upon exercise of its right to surrender the GeoCities Stock Option or any portion thereof and the receipt by Yahoo! of cash pursuant to this Section 5.14(g), any and all rights of Yahoo! to purchase shares of GeoCities Common Stock with respect to the portion of the GeoCities Stock Option surrendered pursuant to this Section shall be terminated.


          (h)  LISTING AND RESERVATION OF SHARES; NOTIFICATION OF RECORD DATES.


               (i) Promptly after the date hereof, and from time to time thereafter if necessary, GeoCities will apply to list all of the shares of GeoCities Common Stock subject to the GeoCities Stock Option on the Nasdaq Stock Market and will use its best efforts to obtain approval of such listing as soon as practicable.


               (ii) GeoCities has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver shares of GeoCities Common Stock upon the exercise of the GeoCities Stock Option terminates, will have reserved for issuance, upon any exercise of the GeoCities Stock Option, the number of shares of GeoCities Common Stock subject to the GeoCities Stock Option (less the number of shares previously issued upon any partial exercise of the GeoCities Stock Option or as to which the GeoCities Stock Option may no longer be exercised).


               (iii) GeoCities shall give Yahoo! at least ten days' prior written notice before setting the record date for determining the holders of record of shares of GeoCities Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to shares of GeoCities Common Stock.


          (i)  REGISTRATION OF THE SHARES.


               (i) If Yahoo! requests GeoCities in writing to register under the Securities Act any of the shares of GeoCities Common Stock owned by Yahoo!, GeoCities will use its best efforts to cause the offering of the shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Yahoo! of the shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Yahoo!'s request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the shares of GeoCities Common Stock by Yahoo! in the manner specified by Yahoo! in its request. GeoCities shall not be obligated to make effective more than three registration statements pursuant to the foregoing sentence. Upon written notice to Yahoo!, GeoCities may postpone effecting a registration pursuant to this Section 5.14 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed) if (1) an investment banking firm of recognized national standing shall advise GeoCities and Yahoo! in writing that effecting the registration would materially and adversely affect an offering of securities of GeoCities the preparation of which had then been commenced, or (2) GeoCities is in possession of material non-public information the disclosure of which during the period specified in such notice GeoCities believes, in its reasonable judgment, would not be in the best interests of GeoCities. The obligations of GeoCities under this Section 5.14 (i)(i) shall terminate at such time as Yahoo! may sell all shares of GeoCities Common Stock without restriction under Rule
144 (k).


               (ii) GeoCities shall notify Yahoo! in writing not less than ten days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or

S-8) with respect to any shares of GeoCities Common Stock of GeoCities' intention so to file. If Yahoo! wishes to have any portion of its shares of GeoCities Common Stock included in such registration statement, it shall advise GeoCities in writing to that effect within two business days following receipt of such notice, and GeoCities will thereupon include the number of shares of GeoCities Common Stock indicated by Yahoo! under such Registration Statement. If such registration involves an underwritten public offering and the managing underwriter shall advise GeoCities and Yahoo! that in its view the number of shares of GeoCities Common Stock requested to be included in such registration (including any securities which the GeoCities proposes to be included) exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "MAXIMUM OFFERING SIZE"), GeoCities will include in such registration, up to the Maximum Offering Size, first, all securities proposed to be registered by GeoCities, and second, shares of GeoCities Common Stock requested to be registered by Yahoo!.


               (iii) GeoCities shall pay all fees and expenses in connection with any registration pursuant to this Section 5.14 other than underwriting discounts and commissions to brokers or dealers and shall indemnify Yahoo!, its officers, directors, agents, other controlling persons and any underwriters retained by Yahoo! in connection with such sale of such shares of GeoCities Common Stock in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Yahoo!, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Yahoo! or its underwriters to GeoCities. Yahoo! and its underwriters, respectively, shall indemnify GeoCities to the same extent with respect to information furnished in writing to GeoCities by Yahoo! and such underwriters.


     5.15 LETTER OF GEOCITIES' ACCOUNTANTS. GeoCities shall use all reasonable efforts to cause to be delivered to Yahoo! a letter of PricewaterhouseCoopers LLP, dated no more than two (2) business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Yahoo!), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.


                                     ARTICLE VI
                               CONDITIONS TO THE MERGER


     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:


          (a) GEOCITIES STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of GeoCities.

          (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.


          (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.


          (d) TAX OPINIONS. Yahoo! and GeoCities shall each have received written opinions from their respective tax counsel (Venture Law Group, A Professional Corporation, and Brobeck, Phleger & Harrison LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Yahoo! or GeoCities does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.


          (e) NASDAQ LISTING. The shares of Yahoo! Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market.


          (f) OPINION OF ACCOUNTANTS. Yahoo! shall have received letters from PricewaterhouseCoopers LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with Yahoo!'s management's and GeoCities' management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; PROVIDED, HOWEVER, that this condition shall be deemed waived by GeoCities in the event that any action taken by, or omitted to be taken by, Geocities or any of its shareholders, employees or affiliates shall have the been the proximate cause of the inability of Yahoo! to account for the Merger as a pooling of interests.


     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF GEOCITIES. The obligation of GeoCities to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by GeoCities:


          (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Yahoo! and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (ii),
(1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Yahoo! Schedules made or purported to have been made after the date of this Agreement shall be disregarded). GeoCities shall have received a certificate with respect to the foregoing signed on behalf of Yahoo! by an authorized officer of Yahoo!.


          (b) AGREEMENTS AND COVENANTS. Yahoo! and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and GeoCities shall have received a certificate to such effect signed on behalf of Yahoo! by an authorized officer of Yahoo!.


     6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF YAHOO! AND MERGER SUB.
The obligations of Yahoo! and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Yahoo!:


          (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of GeoCities contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on GeoCities, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on GeoCities as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the GeoCities Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Yahoo! shall have received a certificate with respect to the foregoing signed on behalf of GeoCities by an authorized officer of GeoCities.


          (b) AGREEMENTS AND COVENANTS. GeoCities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Yahoo! shall have received a certificate to such effect signed on behalf of GeoCities by the Chief Executive Officer and the Chief Financial Officer of GeoCities.

          (c) AFFILIATE AGREEMENTS. Each of the GeoCities Affiliates shall have entered into the GeoCities Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.


                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER


     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of GeoCities or Yahoo!:


          (a) by mutual written consent duly authorized by the Boards of Directors of Yahoo! and GeoCities;


          (b) by either GeoCities or Yahoo! if the Merger shall not have been consummated by September 30, 1999, for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;


          (c) by either GeoCities or Yahoo! if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;


          (d) by either GeoCities or Yahoo! if the required approval of the stockholders of GeoCities contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of GeoCities stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to GeoCities where the failure to obtain GeoCities stockholder approval shall have been caused by the action or failure to act of GeoCities and such action or failure to act constitutes a breach by GeoCities of this Agreement);


          (e) by Yahoo! if a Triggering Event (as defined below) shall have occurred.


          (f) by GeoCities, upon a breach of any representation, warranty, covenant or agreement on the part of Yahoo! set forth in this Agreement, or if any representation or warranty of Yahoo! shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Yahoo!'s representations and warranties or breach by Yahoo! is curable by Yahoo! through the exercise of its commercially reasonable efforts, then GeoCities may not terminate this

Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from GeoCities to Yahoo! of such breach, provided Yahoo! continues to exercise commercially reasonable efforts to cure such breach (it being understood that GeoCities may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Yahoo! is cured during such 20-day period and PROVIDED that such 20-day period does not extend beyond September 30, 1999); or


          (g) by Yahoo!, upon a breach of any representation, warranty, covenant or agreement on the part of GeoCities set forth in this Agreement, or if any representation or warranty of GeoCities shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in GeoCities' representations and warranties or breach by GeoCities is curable by GeoCities through the exercise of its commercially reasonable efforts, then Yahoo! may not terminate this Agreement under this Section 7.1(g) for twenty (20) days after delivery of written notice from Yahoo! to GeoCities of such breach, provided GeoCities continues to exercise commercially reasonable efforts to cure such breach (it being understood that Yahoo! may not terminate this Agreement pursuant to this
Section 7.1(g) if it shall have materially breached this Agreement or if such breach by GeoCities is cured during such 20-day period and PROVIDED that such 20-day period does not extend beyond September 30, 1999).


          For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of GeoCities or any committee thereof having authority to bind the Board shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) GeoCities shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of GeoCities in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of GeoCities fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Yahoo! requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of GeoCities or any committee thereof having authority to bind the Board shall have approved or publicly recommended any Acquisition Proposal; (v) GeoCities shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of GeoCities in excess of 15% of its outstanding voting securities shall have been commenced by a person unaffiliated with Yahoo! and GeoCities shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that GeoCities recommends rejection of such tender or exchange offer; or (vii) GeoCities shall have intentionally breached its obligations under Section 5.4.

     7.2 NOTICE OF TERMINATION EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except
(i) as set forth in this Section 7.2, Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.


     7.3  FEES AND EXPENSES.


          (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Yahoo! and GeoCities shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.


          (b) GEOCITIES PAYMENTS. In the event that this Agreement is terminated by Yahoo! pursuant to Section 7.1(e), GeoCities shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a fee equal to $100 million in immediately available funds (the "TERMINATION FEE"). In addition, in the event that this Agreement is terminated by Yahoo! or GeoCities, as the case may be, pursuant to Section 7.1(d) and prior to the vote of GeoCities stockholders at the GeoCities Stockholders' Meeting an Acquisition Proposal shall have been publicly announced, GeoCities shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a amount equal to Yahoo!'s documented expenses incurred in connection with the transactions contemplated by this Agreement, and furthermore, in the event that within nine months following such termination GeoCities shall enter into a definitive agreement with respect to an Acquisition Transaction or shall consummate an Acquisition Transaction with a third party, GeoCities shall contemporaneously with such execution or consummation, as the case may be, pay Yahoo! a fee equal to the Termination Fee. GeoCities acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Yahoo! would not enter into this Agreement; accordingly, if GeoCities fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Yahoo! commences a suit which results in a judgment against GeoCities for the amounts set forth in this Section 7.3(b), GeoCities shall pay to Yahoo! its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

          (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of a willful or intentional breach of this Agreement.


          (d) Notwithstanding any provision of this Agreement to the contrary, the "Total Proceeds" (as hereinafter defined) that Yahoo! shall be permitted to realize in respect of the Termination Fee and the GeoCities Stock Option shall not exceed $140 million. In the event Yahoo!'s Total Proceeds would exceed such amount, Yahoo! shall, at its sole election, (a) reduce the number of shares of GeoCities Common Stock subject to the GeoCities Stock Option, (b) deliver shares of GeoCities Common Stock received upon an exercise of the GeoCities Stock Option to the GeoCities for cancellation, (c) pay an amount of cash to the GeoCities, or (d) do any combination of the foregoing so that Yahoo!'s actual realized Total Proceeds shall not exceed $140 million. "TOTAL PROCEEDS" shall mean the aggregate (before taxes) of (i) any amount received pursuant to the GeoCities' repurchase of that GeoCities Stock Option (or any portion thereof),
(ii) any amount received pursuant to the GeoCities' repurchase of the shares of GeoCities Common Stock (less the purchase price for such shares), (iii) any net cash received pursuant to the sale of shares of GeoCities Common Stock received by Yahoo! in any exercise of the GeoCities Stock Option to any third party (less the purchase price of such shares), (iv) any amounts received on transfer of the GeoCities Stock Option or any portion thereof to a third party, (v) any equivalent amounts received with respect to the GeoCities Stock Option adjusted pursuant to Section 5.14(f), and (vi) the Termination Fee actually paid.


     7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Yahoo!, Merger Sub and GeoCities.


     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                     ARTICLE VIII
                                  GENERAL PROVISIONS


     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of GeoCities, Yahoo! and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.


     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):


          (a)  if to Yahoo! or Merger Sub, to:


               Yahoo! Inc.
               3420 Central Expressway
               Santa Clara, California 95051
               Attention:  Chief Executive Officer
               Telephone No.:  (408) 731-3300
               Telecopy No.:  (408) 731-3510


               with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:


               Venture Law Group
               A Professional Corporation
               2800 Sand Hill Road
               Menlo Park, California 94025
               Attention:  Steven J. Tonsfeldt
               Telephone No.:  (650) 854-4488
               Telecopy No.:  (650) 233-8386


          (b)  if to GeoCities, to:


               GeoCities
               4499 Glencoe Avenue
               Marina Del Rey, California 90292
               Attention:  General Counsel
               Telephone No.:  (310) 827-3700
               Telecopy No.:  (310) 827-8177


               with a copy to:


               Brobeck, Phleger & Harrison LLP
               38 Technology Drive
               Irvine, California 92618
               Attention:  Richard A. Fink
               Telephone No.:  (949) 790-6300
               Telecopy No.:  (949) 790-6301


     8.3  INTERPRETATION; CERTAIN DEFINED TERMS.


          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATIONS." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.


          (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.


          (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with a party hereto means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its subsidiaries taken as a whole, except (i) any continued or increased operating losses (provided the obligations of GeoCities set forth in Section 4.1 are complied with) or (ii) to the extent that any such change, event or effect is attributable to or results from (w) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of GeoCities, (x) changes in general economic conditions or changes affecting the industry generally in which such party operates, (y) changes in trading prices for such party's capital stock, or (z) stockholder class action litigation arising from allegations of a breach of fiduciary duty of the GeoCities Board of Directors relating to this Agreement; PROVIDED, HOWEVER, that with respect to clause (ii)(w) of this sentence, GeoCities shall bear the burden of proof in any proceeding with regard to establishing that any change, event, circumstance or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby.


          (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, GeoCities (including any limited liability GeoCities or joint stock GeoCities), firm or other enterprise, association, organization, entity or Governmental Entity.


          (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability GeoCities, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.


     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


     8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the GeoCities Schedules and the Yahoo! Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.10.


     8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.


     8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.


     8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


     8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


     8.11 WAIVER OF JURY TRIAL. EACH OF YAHOO!, GEOCITIES AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF YAHOO!, GEOCITIES OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                                      * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                   YAHOO! INC.

                                   By:  /s/  Timothy K. Koogle
                                      -----------------------------------
                                   Name:  Timothy K. Koogle
                                        ---------------------------------
                                   Title:  Chairman and Chief Executive
                                           Officer
                                         --------------------------------


                                   HOME PAGE ACQUISITION CORP.

                                   By:  /s/  Timothy K. Koogle
                                        ---------------------------------
                                   Name:  Timothy K. Koogle
                                         --------------------------------
                                   Title:    President
                                          -------------------------------

                                   GEOCITIES

                                   By:  /s/ Thomas R. Evans
                                        ---------------------------------
                                   Name:  Thomas R. Evans
                                        ---------------------------------
                                   Title:   President and Chief Executive
                                            Officer
                                         --------------------------------







                              **** MERGER AGREEMENT ****